Exhibit 3i.

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                           HIGH POINT FINANCIAL CORP.

     High Point Financial Corp., a New Jersey corporation, to amend its Certificate of Incorporation in accordance with Section 14A:9-2(4) of the New Jersey Business Corporation Act, hereby certifies:

     FIRST: The name of the corporation is High Point Financial Corp.

     SECOND: Article THIRD, Paragraph A, of the Certificate of Incorporation of the corporation is amended to read in its entirety, as follows:

     "The aggregate number of all shares which the corporation shall have authority to issue is 11,000,000, divided into 10,000,000 shares of common stock without par value (hereinafter called "Common Stock") and 1,000,000 shares of preferred stock without par value (hereinafter called "Preferred Stock")."

     THIRD: The amendment to the Certificate of Incorporation set forth in Paragraph SECOND of this Certificate was adopted by the shareholders of the corporation on May 12, 1998.

     FOURTH: The designation and number of shares of each class or series entitled to vote on the amendment to the Certificate of Incorporation set forth in Paragraph SECOND of this Certificate, is as follows:

      Class or Series                         Number of Shares
      ---------------                         ----------------
       Common Stock                              3,786,480

     FIFTH: The number of shares of each class or series voting for or against the amendment to Article THIRD, Paragraph A, of the Certificate of Incorporation set forth in Paragraph SECOND of this Certificate is as follows:

         Class or Series                  For                    Against
         ---------------                  ---                    -------
           Common Stock                3,010,754                 173,115

     SIXTH: This Certificate of Amendment shall become effective upon filing.

     IN WITNESS WHEREOF, High Point Financial Corp. has caused its duly authorized officer to execute this Certificate on this 28th day of May, 1998.



                                           HIGH POINT FINANCIAL CORP.

                                           By:/s/ MICHAEL A. DICKERSON
                                              -----------------------------
                                              Name:  Michael A. Dickerson
                                              Title: President and
                                                     Chief Executive Officer


                                       23